Exhibit 4.5

Execution Copy

GUARANTEE AGREEMENT

by and between

WELLS FARGO & COMPANY

as Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION

as Guarantee Trustee

relating to

WELLS FARGO CAPITAL XV

Dated as of September 10, 2008

CROSS-REFERENCE TABLE*

Section of Trust Indenture Act of 1939, as amended	Section of Guarantee Agreement
310(a)	4.1(a)
(b)	2.8, 4.1(c)
(c)	Inapplicable
311(a)	2.2(b)
(b)	2.2(b)
(c)	Inapplicable
312(a)	2.2(a)
(b)	2.2(b)
313	2.3
314(a)	2.4
(b)	Inapplicable
(c)	2.5
(d)	Inapplicable
(e)	1.1, 2.5, 3.2
(f)	2.1, 3.2
315(a)	3.1(d)
(b)	2.7
(c)	3.1
(d)	3.1(d)
(e)	2.1(a)
316(a)	1.1, 2.6, 5.4
(b)	5.3
(c)	8.2
317(a)	Inapplicable
(b)	Inapplicable
318(a)	2.1(b)

*	This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

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This GUARANTEE AGREEMENT, dated as of September 10, 2008, is executed and delivered by WELLS FARGO & COMPANY, a Delaware corporation (the “Guarantor”), having its principal office at 420 Montgomery Street, San Francisco, California 94163, and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Trust Preferred Securities of Wells Fargo Capital XV, a Delaware statutory trust (the “Issuer Trust”).

WHEREAS, pursuant to an Amended and Restated Trust Agreement, dated as of September 10, 2008 (the “Trust Agreement”), among the Guarantor, as Depositor, The Bank of New York Mellon Trust Company, National Association, as Property Trustee for the Issuer Trust (the “Property Trustee”), BNY Mellon Trust of Delaware, as Delaware Trustee for the Issuer Trust (the “Delaware Trustee”), each of the individuals set forth therein in their capacity as Administrative Trustee for the Issuer Trust (each, an “Administrative Trustee,” and together, the “Administrative Trustees”) and the Holders from time to time of the Trust Securities, the Issuer Trust is issuing $1,750,000,000 aggregate Liquidation Amount of Trust Preferred Securities having the terms set forth in the Trust Agreement on the date hereof and may from time to time after the execution of the Trust Agreement up to and including the 13th day following the Time of Delivery, issue additional Trust Preferred Securities having the same terms.

WHEREAS, the proceeds of the Trust Preferred Securities will be used to purchase the Notes, which initially will be pledged by the Issuer Trust, acting through the Property Trustee, to Wilmington Trust Company, as Collateral Agent for the Guarantor, pursuant to the Collateral Agreement, dated as of the date hereof, among the Guarantor, Wilmington Trust Company, as Collateral Agent, Custodial Agent, Securities Intermediary and Securities Registrar, and the Issuer Trust (acting through the Property Trustee).

WHEREAS, as an incentive for the Holders to purchase the Trust Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the Trust Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase of Trust Preferred Securities by each Holder, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time.

ARTICLE I

Definitions

Section 1.1 Definitions.

As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement as in effect on the date hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that an Affiliate of the Guarantor shall not be deemed to be an Affiliate of the Issuer Trust. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the board of directors of the Guarantor or any committee of that board duly authorized to act hereunder.

“Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received notice of default and shall not have cured such default within 30 days after receipt of such notice.

“Guarantee Agreement” means this Guarantee Agreement, as modified, amended or supplemented from time to time.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust Preferred Securities of any Series, to the extent not paid or made by or on behalf of the Issuer Trust (other than withholding and backup withholding tax): (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities of such Series, to the extent the Issuer Trust shall have funds on hand available therefor at such time; (ii) the Redemption Price with respect to any Trust Preferred Securities called for redemption by the Issuer Trust (other than in connection with the redemption of Capital PPS in exchange for Notes or, if the Company elects to remarket the Notes in the form of New Trust Preferred Securities pursuant to Section 3.2(f) of the Indenture Supplement, such New Trust Preferred Securities), to the extent the Issuer Trust shall have funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary termination, winding-up or liquidation of the Issuer Trust, other than in connection with the distribution of a Like Amount of Corresponding Assets to the Holders of Trust Preferred Securities and Common Securities, the lesser of (a) the Liquidation Distribution with respect to each Series of the Trust Preferred Securities, to the extent that the Issuer Trust shall have funds on hand available therefor at such time and (b) the amount of assets of the Issuer Trust remaining available for distribution to Holders of the Trust Preferred Securities on liquidation of the Issuer Trust.

“Guarantee Trustee” means The Bank of New York Mellon Trust Company, National Association, solely in its capacity as Guarantee Trustee and not in its individual capacity, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.

“Guarantor” has the meaning specified in the first paragraph of this Guarantee Agreement.

“Holder” means any Holder of any Trust Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Trust Preferred Securities of any Series have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.

“Issuer Trust” has the meaning specified in the first paragraph of this Guarantee Agreement.

“List of Holders” has the meaning specified in Section 2.2(a).

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary, of such Person, and delivered to the Guarantee Trustee. One of the officers signing an Officer’s Certificate given pursuant to Section 2.5 shall be the principal executive, financial or accounting officer of the Guarantor. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

(i) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definitions relating thereto;

(ii) a brief statement of the nature and scope of the examination or investigation undertaken by each such officer in rendering the Officers’ Certificate;

(iii) a statement that each officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of each officer, such condition or covenant has been complied with.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer within the corporate trust department of the Guarantee Trustee having direct responsibility for the administration of this Guarantee Agreement or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Senior Debt” has the meaning specified in the Indenture.

“Stock Purchase Date” has the meaning specified in the Stock Purchase Contract Agreement, dated as of the date hereof, between the Guarantor and the Issuer Trust (acting through the Property Trustee).

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Trust Agreement” means the Amended and Restated Trust Agreement of the Issuer Trust referred to in the recitals to this Guarantee Agreement, as modified, amended or supplemented from time to time.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

ARTICLE II

Trust Indenture Act

Section 2.1 Trust Indenture Act; Application.

(a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

(b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

Section 2.2 List of Holders.

(a) The Guarantor will furnish or cause to be furnished to the Guarantee Trustee: (i) semi-annually, not more than 15 days after May 1 and November 1 in each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders as of such May 1 and November 1, and (ii) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished, excluding from any such list names and addresses received by the Guarantee Trustee in its capacity as Securities Registrar.

(b) The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

Section 2.3 Reports by the Guarantee Trustee.

Within 60 days after May 15 of each year, commencing May 15, 2009, the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

Section 2.4 Periodic Reports to the Guarantee Trustee.

The Guarantor shall provide to the Guarantee Trustee, the Commission and the Holders such documents reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of such reports, information and documents to the Guarantee Trustee is for informational purposes only and the Guarantee Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Guarantee Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 2.5 Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer of the Guarantor pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

Section 2.6 Events of Default; Waiver.

The Holders of a Majority in Liquidation Amount of the Trust Preferred Securities may, by vote, on behalf of the Holders of all the Trust Preferred Securities, waive any past default or Event of Default and its consequences; provided that each Series of Trust Preferred Securities shall be entitled, in the case of any default or Event of Default that affects such Series differently from the other Series, to vote separately as a Series with respect thereto. Upon such waiver, any such default or Event of Default shall cease to exist, and any default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

Section 2.7 Events of Default; Notice.

(a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notice of any such Event of Default actually known to a Responsible Officer of the Guarantee Trustee, unless such defaults have been cured before the giving of such notice; provided that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as a committee of Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless a Responsible Officer charged with the administration of this Guarantee Agreement shall have obtained written notice of such Event of Default.

Section 2.8 Conflicting Interests.

The Trust Agreement and the Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

Powers, Duties and Rights of the Guarantee Trustee

Section 3.1 Powers and Duties of the Guarantee Trustee.

(a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) If an Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

(c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and

(B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement (but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Guarantee Agreement);

(ii) the Guarantee Trustee, its officers, directors, shareholders, employees and agents shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the relevant Series of Trust Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement;

(iv) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers;

(v) the Guarantee Trustee shall not be liable for any interest on any money received by it except as it may otherwise agree with the Depositor; and money held by the Guarantee Trustee need not be segregated from other funds held by it except to the extent otherwise required by law; and

(vi) the Guarantee Trustee shall not be responsible for monitoring the compliance by the Property Trustee, the Administrative Trustees, the Depositor, the Collateral Agent, the Securities Registrar, the Custodial Agent, the Paying Agent, the Remarketing Agent or any other Person, with their respective duties under any Transaction Document, nor shall the Guarantee Trustee be liable for the default or misconduct of any other Issuer Trustee, the Depositor, the Collateral Agent, the Securities Registrar, the Custodial Agent, the Paying Agent, the Remarketing Agent or any other Person.

Section 3.2 Certain Rights of Guarantee Trustee.

(a) Subject to the provisions of Section 3.1:

(i) The Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document (including e-mail, facsimile or other electronic transmission) reasonably believed by it to be genuine and to have been signed, sent or presented by the proper Person or Persons (without being required to determine the correctness of any fact stated therein).

(ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein.

(iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

(iv) The Guarantee Trustee may consult with legal counsel of its own selection, and the advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder unless such Holder shall have provided to the Guarantee Trustee such adequate security and indemnity satisfactory to the Guarantee Trustee against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee.

(vi) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit at the expense of the Guarantor and shall incur no liability of any kind by reason of such inquiry or investigation.

(vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

(viii) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be fully protected in acting in accordance with such instructions.

(ix) The Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it hereunder.

(x) In no event shall the Guarantee Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Guarantee Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

Section 3.3 Indemnity.

The Guarantor agrees to indemnify the Guarantee Trustee, its officers, directors, shareholders, employees and agents for, and to hold them harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Guarantee Trustee arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payments as a result of any amount due to it under this Guarantee Agreement. This indemnity shall survive the termination of this Guarantee Agreement or the earlier resignation or removal of the Guarantee Trustee.

ARTICLE IV

Guarantee Trustee

Section 4.1 Guarantee Trustee; Eligibility.

(a) There shall at all times be a Guarantee Trustee that shall:

(i) not be an Affiliate of the Guarantor; and

(ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then, for the purposes of this Section 4.1 and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2 (c).

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

Section 4.2 Appointment, Removal and Resignation of the Guarantee Trustee.

(a) Subject to Section 4.2(b), the Guarantee Trustee may be removed by the Guarantor (i) without cause at any time when an Event of Default has not occurred and is not continuing and (ii) at any time when the Guarantee Trustee ceases to be eligible to act as the Guarantee Trustee pursuant to Section 4.1 hereof or becomes incapable of acting or is adjudged a bankrupt or insolvent or a receiver of the Guarantee Trustee or of its property is appointed or any public officer takes charge or control of the Guarantee Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

(b) The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c) The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

(e) Any corporation into which the Guarantee Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Guarantee Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Guarantee Trustee, shall be the successor of the Guarantee Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Guarantee Agreement, without the executing or filing of any paper or any further act on the part of any of the parties hereto.

ARTICLE V

Guarantee

Section 5.1 Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert, except the defense of payment. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer Trust to pay such amounts to the Holders.

Section 5.2 Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Issuer Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 5.3 Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer Trust of any express or implied agreement, covenant, term or condition relating to the Trust Preferred Securities to be performed or observed by the Issuer Trust;

(b) the extension of time for the payment by the Issuer Trust of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Notes as provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Preferred Securities;

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust Preferred Securities, or any action on the part of the Issuer Trust granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer Trust or any of the assets of the Issuer Trust;

(e) any invalidity of, or defect or deficiency in, the Trust Preferred Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the underlying obligation), it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders or the Guarantee Trustee to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 5.4 Rights of Holders.

The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in Liquidation Amount of the Trust Preferred Securities of the affected Series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Issuer Trust or any other Person.

Section 5.5 Guarantee of Payment.

This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer Trust) or upon the distribution of Notes to Holders as provided in the Trust Agreement (or, if the Company elects to remarket the Notes in the form of New Trust Preferred Securities pursuant to Section 3.2(f) of the Indenture Supplement, such New Trust Preferred Securities).

Section 5.6 Subrogation.

The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Issuer Trust pursuant to Section 5.1; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

Section 5.7 Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer Trust with respect to the Trust Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI

Covenants and Subordination

Section 6.1 Subordination.

The obligations of the Guarantor under this Guarantee Agreement will constitute unsecured obligations of the Guarantor and at all times prior to the Stock Purchase Date will rank subordinate and junior in right of payment and upon liquidation to all Senior Debt of the Guarantor to the extent and in the manner set forth in the Indenture with respect to the Notes, and the provisions of the Indenture will apply, mutatis mutandis, to the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder (other than those arising under Section 3.3 hereof) do not constitute Senior Debt of the Guarantor.

Section 6.2 Pari Passu Guarantees.

At all times prior to the Stock Purchase Date, the obligations of the Guarantor under this Guarantee Agreement (other than those arising under Section 3.3 hereof) shall rank pari passu with the obligations of the Guarantor under (i) any similar guarantee agreements issued by the Guarantor on behalf of the holders of preferred or capital securities issued by any statutory trust the assets of which consist of subordinated or junior subordinated debt securities that are pari passu to the Notes and the proceeds thereof, (ii) any expense agreements entered into by the Guarantor in connection with the offering of preferred or capital securities by any statutory trust the assets of which consists of debt securities that are pari passu to the Notes and the proceeds thereof, and (iii) any other security, guarantee or other agreement or obligation that is expressly stated to rank pari passu with the obligations of the Guarantor under this Guarantee Agreement or with any obligation that ranks pari passu with the obligations of the Guarantor under this Guarantee Agreement. At all times after the Stock Purchase Date, the obligations of the Guarantor under this Guarantee Agreement shall rank pari passu with the obligations of the Guarantor under (i) any similar guarantee agreements issued by the Guarantor on behalf of the holders of preferred or capital securities issued by any statutory trust the assets of which consist of preferred stock issued by Guarantor that is pari passu to the Preferred Stock and the proceeds thereof, and (ii) any security, guarantee or other agreement or obligation with regard to preferred stock issued by the Guarantor that, by its express terms, is pari passu to the Preferred Stock and the proceeds thereof.

ARTICLE VII

Termination

Section 7.1 Termination.

This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Trust Preferred Securities or (ii) full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Issuer Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Trust Preferred Securities or this Guarantee Agreement.

ARTICLE VIII

Miscellaneous

Section 8.1 Successors and Assigns.

All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Trust Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.

Section 8.2 Amendments.

This Guarantee Agreement may be amended by a written instrument executed by the Guarantor and the Guarantee Trustee. Except with respect to any changes that do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in Liquidation Amount of the outstanding Trust Preferred Securities. The holders of each Series of Trust Preferred Securities will also be entitled to vote separately as a class to the extent that any proposed amendment would not affect them in the same or substantially the same manner. The provisions of Article VI of the Trust Agreement concerning meetings of the Holders shall apply to the giving of such approval.

Section 8.3 Notices.

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first-class mail as follows:

(a) if given to the Guarantor, to the address set forth below or such other address, facsimile number or to the attention of such other Person as the Guarantor may give notice to the Guarantee Trustee and the Holders:

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Facsimile: (415) 975-7151

Attention: Chief Financial Officer MAC #A0101-121

(b) if given to the Issuer Trust, in care of the Guarantee Trustee, at the Issuer Trust’s (and the Guarantee Trustee’s) address set forth below or such other address as the Guarantee Trustee on behalf of the Issuer may give notice to the Guarantor and Holders:

The Bank of New York Mellon Trust Company, National Association

2 North LaSalle, Suite 1020

Chicago, IL 60602

Facsimile: (312) 827-8542

Attention: Global Corporate Trust

with a copy to:

Wells Fargo Capital XV

c/o Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Facsimile: (415) 975-7151

Attention: Chief Financial Officer MAC #A0101-121

(c) if given to any Holder, at the address set forth on the books and records of the Issuer Trust.

All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or delivered by first-class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 8.4 Benefit.

This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Trust Preferred Securities.

Section 8.5 Interpretation.

In this Guarantee Agreement, unless the context otherwise requires:

(a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1;

(b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c) all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

(e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

(f) a reference to the singular includes the plural and vice versa; and

(g) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

Section 8.6 Governing Law.

THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 8.7 Waiver of Jury Trial.

EACH OF THE GUARANTOR AND THE GUARANTEE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 8.8 Force Majeure.

In no event shall the Guarantee Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Guarantee Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

WELLS FARGO & COMPANY
as Guarantor

By:	/s/ Barbara S. Brett
	Name:	Barbara S. Brett
	Title:	Senior Vice President and Assistant Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
as Guarantee Trustee

By:	/s/ Sharon K. McGrath
	Name:	Sharon K. McGrath
	Title:	Vice President